Exhibit 99.1
RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
July 20, 2006
3:00 p.m. CT
Operator: Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corporation Second Quarter 2006 Earnings Conference Call and Web Cast.
At this time, I’d like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers after the presentation.
I would now like to turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.
Valda Colbart: Good afternoon, everyone. I would like to remind you that this conference call is being broadcast over the Internet live and will also be archived and available at our Website, www.rurbanfinancial.net until August 10th.
Joining me today on the call is Ken Joyce, President and CEO; Duane Sinn, Executive Vice President and CFO; Mark Klein, President and CEO of the State Bank & Trust Company; and Hank Thiemann, President and CEO of the Exchange Bank.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

But before we get started, I’d like to make our usual Safe Harbor Statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore, involves risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements. These risks and uncertainties include, but are not limited to risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.
I will now turn the call over to Ken Joyce, President and CEO. Ken.
Ken Joyce: Well, thank you, Valda, and welcome to Rurban Financial Corp’s Second Quarter 2006 Webcast. My thanks to each of you for joining us to discuss Rurban’s financial results. We will discuss these results, what is behind the results, provide some detail on the numbers and progress, and provide a look-forward.
Overall, there are several key points to be made today. First, the quarter results are now showing the improving financial picture of the banking segments of Rurban. We have provided you with the details of this improvement in the attachments to our press release sent out last evening.
Second, these results are moving us closer to our peer group banks. While there is still work to be done, clearly the direction has been set. For Rurban to be an outstanding performer, we must first pass through the peer group comparison and we are showing progress in that direction.
Third, the acquisitions that we made in 2005 for strategic reasons are now beginning to pay off and we expect that trend to continue.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

Fourth, our emphasis on the sales culture is beginning to gain traction as evidenced by the substantial improvements in our loan volume.
Fifth, our asset quality actions are on track and asset quality is improving on a quarterly basis. We should therefore easily meet our projections from the annual meeting relative to non-performing assets.
Lastly, our data processing company is continuing to show excellent progress and the recently announced acquisition is a key strategic fit to the continuing success of RDSI.
These factors all led to Rurban earning 714,000 for the second quarter which compares to 523,000 for the first quarter, which represents a 37 percent increase in net income over the linked quarter, which compares to a loss of 114,000 for the year ago quarter. Strong loan growth and strict expense control in our Banking Group, coupled with continuing revenue and net income growth in our non-banking business, RDSI, are the key factors in its performance improvements.
Overall loan growth was 22.1 million, or 6.6 percent for the quarter, which represents an annualized growth rate in excess of 25 percent. This growth is being accomplished in three markets. Led by its president, Mark Klein, the State Bank & Trust Company has begun the process of changing its culture to a sales orientation. The success of this effort has driven a growth in quality loans in northwest Ohio, Lower Michigan and the Fort Wayne Indiana markets serviced by State Bank & Trust.
This sales effort is being reinforced by an incentive compensation plan that is individualized to each employee identifying and rewarding their personal contribution.
The Lima Region, headed by (David Anderson), has also been a major contributor to State Bank & Trust Loan growth and improving profitability. The Lima Region, acquired in June of 2005,

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

contributed to profit for the first time this past month. This achievement meets our original projection to achieve profitability in one year. State Bank & Trust profit for the quarter is up by 185,000 or 36.8 percent over the first quarter.
Exchange Bank, our metropolitan and Toledo acquisition made at the end of 2005, also turned from a loss to a nominal profit in the second quarter. Loan growth at Exchange Bank has also been strong. The turnaround at Exchange Bank has certainly not been completed in the first six months of operation, but the production structure is in place and growing quality loans and expenses are being tightly controlled.
Hank Thiemann, a veteran of Rurban, has been given the responsibility to run the Exchange Bank operations. I’ve asked Hank to provide some detail and progress over the last six months. Hank.
Henry Thiemann: Thank you, Ken. Well, as Ken mentioned, we were able to achieve a nominal profit for our second quarter of operations, and we’re tracking very close to our original plan for this banking acquisition. Since our acquisition on December 31, 2005, we’ve stabilized the customer base and we’ve implemented numerous process and policy changes to conform to Rurban’s practices and to standardize the operation of the Exchange Bank.
All back office support functions have been centralized into Rurban’s operations area. The bank’s staff has been reduced by about 30 percent and in most systems, changes, equipment upgrades and training have been completed.
While still growing, our loan production year-to-date equals the amount of production experienced by Exchange Bank in all of 2005. To further this success, we’re now looking for one or two experienced commercial lenders to add to our staff.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

Our focus is on growing loans and deposits aggressively while using the many Rurban tools to control and monitor asset quality. Mortgage production is one of our bright spots as we’ve added mortgage lenders and are experiencing success in the Metro Toledo market by providing competitive rates and very outstanding service.
The existing portfolio is receiving significant attention as we work to deepen the strong relationships while working on problem credits. One measure of our actions on the weaker credits is evidenced by the dramatic reduction in our delinquency rate from the high of 4.19 percent earlier in the year to 1.66 percent at June 30th.
Our non-performing loans are currently high at 1.66 percent of total assets, but they were well reserved at the time of the purchase and we are pursuing a number of initiatives to quickly eliminate a good portion of the non-performing assets.
We are looking forward to optimizing our branch structure, recruiting new lenders, improving efficiencies and profitability and celebrating Exchange Bank’s 100th year anniversary in November of this year. Although there is still plenty to accomplish, I feel that our experienced and dedicated staff will make Exchange Bank a proud and respective member of the Rurban family of companies.
Ken, that’s my progress update for Exchange.
Ken Joyce: OK, well — thank you, Hank. As Hank mentioned, loan quality is a major focus of Rurban and asset quality continues to improve dramatically. Overall, our non-performing assets decreased from 8.8 million at the end of the first quarter to 5.9 million at the end of the second quarter, which represents a reduction of non-performing assets to total assets for the entire Banking Group, including our workout company from 1.64 percent to 1.07 percent for the second quarter.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

Our non-performing assets at the end of the year-ago quarter were 16.1 million, or 3.57 percent of total assets. At the annual meeting, we project that Rurban would be below one percent by the end of this year and it now appears that we should easily achieve that projection.
Operating efficiency and control of expenses is improving within the Banking Group, as Duane will explain, but we have much more to do to reach our goal. The expense reductions made to right size the organization while continuing element of our strategy now will take a second seat to leveraging these expenses and improving the revenue side of the business.
The loan workout subsidiary effected expenses of net income for this quarter as it experienced a loss for the quarter of 109,000, which included expenses of disclosing of a major piece of our OREO holding.
We are working to continue to drive our efficiency ratio down with a run rate target in the 70’s by the year-end and continue improving beyond that. We’ll accomplish this by improving revenues through loan balance increases, additional cost improvements as we work through Exchange Bank’s operating efficiencies and continuing cost reductions in our loan workout subsidiary, which is now down to two active loan relationships.
Margin compression is a concern as we have experienced the same conditions as most banks with our cost of funds growing faster that our loans are able to reprise. Continuing increases in loan volume will aid in moderating this trend, but the current situation will continue to place pressure on our margin. We are working to offset this concern by growing the loan portfolio and improving fee income.
We have previously discussed our success in growing our loan portfolio. As Hank mentioned, at Exchange Bank, throughout the organization, we are building our ability to generate mortgage loans to aid in growing our non-interest income. The base we are building will be present to take

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

advantage of the next mortgage swing but is being grown economically now. Our mortgage origination volume in this past month was six times that of the average for December 2005 and January 2006.
Reliance Financial Services, our trust and investment subsidiary, rounds out our banking related entities. It continues to grow and add to Rurban’s profitability. Its revenue was up slightly compared to the quarter one year ago. Net income was up 51,000, or nearly 38 percent from the year ago quarter.
Growth for this subsidiary continues based upon their ongoing ability to provide the investment returns that are exceeding the market entities for the majority of its investment products. We also expect its growth to continue as we move this organization into the subsidiary markets.
This summarizes the progress of our banking entities for the quarter. We believe that this quarter provided a solid evidence of the improving financial picture of Rurban.
I will now turn the Webcast over to Duane Sinn, our Chief Financial Officer, to provide you with additional information on the numbers for this quarter. When Duane finishes, I will assess the progress of RDSI, our data processing subsidiary. Duane, over to you.
Duane Sinn: Thank you, Ken, and good afternoon. As Ken has indicated, this was a very active quarter, and we were able to make good progress on several of our major initiatives.
These initiatives include increasing quarterly earnings, reduction in non-performing assets and continued loan quality growth. It is important to note the Lima branches were acquired as of June of 2005 and the Exchange Bank was acquired as of December 2005. I will start with some high level balance sheet highlights.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

On a year-to-date basis, we have increased consolidated loans outstanding by $32.8 million. State Bank & Trust has led the charge as they increased loans by approximately 31 million during the first six months of 2006 while Exchange Bank has increased loan balances by approximately 4.4 million during the first six months.
We have also reduced problem loan balances within our loan (workout) company by approximately $2.6 million during 2006. These increases in the loan balances are primarily driven by our commercial and agricultural lending efforts.
The majority of the residential loans that were originated were sold into the secondary market and the production that we have generated on the consumer side is offsetting the continued run off of our consumer lease portfolio.
Total deposits have increased $16.1 million year-to-date and we continue to see migration of deposits out of lower yielding DDA accounts and into higher cost funds as short-term rates continue to rise.
As Ken mentioned previously, we have been successful in reducing our non-performing assets as we are nearing the one percent level. Non-performing assets to total assets ratio was 1.07 for the quarter ended June 30, 2006 and was aided by the sale of the $2.1 million Cleveland area medical office building.
On an individual ba — on an individual bank basis, State Bank & Trust Company’s non-performing assets to total assets is 70 basis points and the Exchange Bank’s ratio is 1.66 percent.
Let’s transition to the income statement and I will highlight the quarterly and year-to-date results for you. We reported a net income of 714,000 or 14 cents per share for the quarter. This represents an $827,000 increase over 2005 second quarter results and a $191,000 or 37 percent

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

increase over first quarter results. Our year-to-date results were $1,236,000 or 25 cents per share compared to 525,000 or 11 cents a share a year ago. The primary reason for this year-over-year increase was due to the increase in earning asset levels from the two acquisitions we completed in 2005.
We continue to see positive loan growth in all our markets and we are proud to report that the Lima operation has crossed over to profitability during the quarter and is now accretive to earnings. (David Anderson) and his team have done an excellent job of growing market share in Lima.
Net interest income totaled 7.7 million on a year-to-date basis compared to 5.9 million last year. Increasing in earning asset levels from the acquisitions completed in 2005 were the main drivers behind this increase, net interest income for the second quarter was relatively flat compared to the first quarter of 2006 results as the net interest margins for Rurban decreased 12 basis points to 3.25 percent for the current quarter compared to 3.37 percent for the previous quarter.
This decrease in margin is mainly a result of rapid increases in short-term interest rates and the competitive pressures occurring in all markets for retail deposits. The loan loss provision for 2006 year-to-date was 302,000 compared with 352,000 last year and reflects the overall improvement in asset quality. The normal quarterly provision was a result of both recoveries and improvement in non-performing loans.
Total non-interest income year-to-date improved nicely from last year, increasing by $1 million or 11 percent. Driving this increase were a continued strong performance in top line revenues of over $258,000 at our data processing subsidiary, RDSI. These year-to-date results were also aided by the increase of service fees and gain on sale of assets resulting from the sale of several pieces of OREO.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

The quarterly results likewise were driven by performance at RDSI and the sale of our charge off loan portfolio at Exchange Bank, which is reflective in other income. Total non-interest expense year-to-date was $16 million, compared to $14.2 million in 2005. This $1.8 million year-over-year increase is mainly due to the additional operating expenses of $900,000 associated with the Lima branches and the $2.4 million operating expenses of Exchange Bank. These increases in operating expenses were offset by management’s daily focus of reducing overall operating expenses. Professional fees year-over-year have also declined as problem loan balances have been substantially reduced.
The current operating expenses totaled — the current quarter operating expenses totaled $8.1 million compared to the linked quarter expenses of 8 million, which also reflects management’s focus to reduce expenses.
The performance of our Banking Group continue to improve on an individual basis. State Bank & Trust Company’s second quarter earnings increased 185,000, or 37 percent over first quarter results. The Exchange Bank results improved $171,000 from quarter-to-quarter. Reliance Financial Services reported a modest increase of $18,000 in improved earnings, and we did absorb additional increases of $55,000 in quarterly losses from our workout subsidiary, RFCBC.
The Banking Group increased profits 319,000 or 70 percent in the second quarter compared to the previous quarter’s results.
At this time, I will turn the Webcast back over to Ken and he will update you on the progress of RDSI. Ken.
Ken Joyce: OK. Well, thank you very much, Duane. RDSI is our data processing subsidiary that is providing data services to over 60 banks in six states. And in addition, is now providing item processing services to over 30 banks. Revenue for the quarter was fairly flat compared to the

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

first quarter of 2006, which is a normal pattern because of the additional fees for year-end processing realized in the first quarter. Net income, as Duane has indicated, is up nicely for the quarter. The profitable growth continues for RDSI as it has contracts for three additional banks in the second quarter for item processing.
We have submitted a notice to the regulatory authorities for the acquisition of the DCM Companies that we announced during the second quarter. We expect to consummate this transaction during the third quarter or early fourth quarter. This acquisition will add nearly $4 million of revenue to RDSI and will provide approximately 48 additional banks for item processing. Of this group, seven have data processing with RDSI and the remainder have their data processing provided elsewhere. We are looking forward to getting to know these new clients, continuing the excellent relationship that has been built by DCM over the years.
This acquisition is also key strategically because DCM is a leader in providing electronification of checks and the result in potential savings to client banks. We are truly excited about the potential of this acquisition for RDSI.
At this time, I will return the Webcast over to Valda Colbart to see if there are any questions from the investment community participating in this Webcast. Valda.
Valda Colbart: Thank you, Ken. It’s now time for the question-and-answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and remember to unmute your phone. If you have a question, we would like for you to press star one on your push button telephone. That’s stars one if you have a question. And if for some reason someone asked a question that you had been wanting to ask, if you need to withdraw that, just press star two.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

So again if you have a question, please press star one your push button telephone and we will take the questions in the order they are received. We’ll stand by for just a few moments.
While we’re waiting to see if there are any questions, we would like to remind everyone, we’d be happy to e-mail you directly regarding Rurban Financial Corp’s events, earnings releases, and key presentations. If you’d like to take advantage of this, please visit our Web site at www.rurbanfinancial.net and click on the “investor relations” button and then “e-mail notification” just to sign up.
Operator: And once again, that is star one to signal. Star one and we do have a question that just come up. This is George Geissbuhler, Sweeney Cartwright.
George Geissbuhler: Hi, guys.
Ken & Valda: Hi, George.
George Geissbuhler: ((inaudible)) great progress. Good job. There are two questions I had and I’m hearing feedback very good here, but that purchase of RDSI, will that basically double the size of RDSI? The facts I got on the service fees did not come through very well. I’m just kind of curious what will that do as far as the size?
Ken Joyce: All right, George. Can you hear me all right, George?
George Geissbuhler: Yes, I can now.
Ken Joyce: OK. It’s Ken Joyce, George.
George Geissbuhler: Yes.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

Ken Joyce: The revenue for DCM is approximately $3.75 million. The revenue for RDSI for this year will probably be in the neighborhood of about $15 million, Duane?
Duane Sinn: Yes, it’s right about 15 million.
Ken Joyce: And we expect them to make — we expect RDSI to make about $2 million for the fourth...
George Geissbuhler: OK.
Ken Joyce: So, percentage-wise it represents maybe about a 25 percent gain on the — on the revenue side. The potential for it is exciting. I mean it’s another 48 banks, 41 of the ((inaudible)).
George Geissbuhler: Is that the largest purchase that you’ve made say in the last, you know, five or six years as far as for RDSI?
Ken Joyce: On the RDSI side, it is. We’ve made two other purchases of a fairly small nature. So this will certainly be the largest one for RDSI and very important to them to see that we can integrate an acquisition well.
George Geissbuhler: Are there other firms like this that might be logical acquisition candidates down the line that would be of similar size that might ...
Ken Joyce: There are — there are, George. We have active conversations with a number of other sort of regional processors that are going on all the time. You know, the potential for a number of these acquisitions is obviously limited relative to the banking. But there are still — they’re out there and we are looking to try to do some of those. The formula that RDSI has got is obviously a very successful one. We want to try to continue that and continue that success.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

George Geissbuhler: Is it a cash transaction or ...
Ken Joyce: It is — it’s an all-cash transaction. We have additional capital left. The holding company level will get injected and it’ll be about a 50/50 leverage. We’re going to do some borrowing to cover as well with a fairly quick payback.
George Geissbuhler: One last question I had, I was just kind of curious, any feel for what the bank’s efficiency ratio was before Exchange? My impression it was lower before Exchange and I — so, over time, after working at Exchange, I suppose it’ll come down. It looks like it has come down from 86 to 82. Was your rate lower before you did the acquisition at Exchange? Any feel for what that rate was?
Duane: George, it was certainly less than what it was before Exchange. However, just before that, we had our RFC Banking Group and the asset quality problem. So it has always been from a banking perspective over the last several years in the mid to upper 80’s.
George Geissbuhler: OK. That’s all I had. Good work and making good progress, I would say.
Ken Joyce: Yeah, George, we’re very pleased. This is really our second what we would call a solid quarter. It’s going the right way and we’re pretty excited about where we’re headed.
George Geissbuhler: Thanks a lot.
Ken Joyce: Thank you.
Valda Colbart: Thank you.

RURBAN FINANCIAL CORPORATION
Moderator: Valda Colbart
07-20-06/3:00 p.m. CT
Confirmation # 9421887

Operator: And once again if you would like to signal to ask a question, it’s star one on your touch-tone phone. And please, again, make sure that you haven’t muted yourself. That would block the signal. Star one and we’ll just pause for another couple of seconds to give everyone a chance to signal.
It appears there are no further questions. I’d now like to turn the conference back to Mr. Joyce. Please go ahead.
Ken Joyce: OK. Thank you very much. I believe that the Webcast has painted a picture of the improvements at Rurban Financial Corp. This information should be exciting to our investors and we believe the future for Rurban is extremely bright.
Thank you for taking the time to participate in this Webcast, and do not hesitate to talk with any of us if you have any questions. Good afternoon.
Operator: And that does conclude our call. All parties may now disconnect. Thank you.
END